Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES THIRD QUARTER 2022 DILUTED EPS OF $0.30 AND NON-GAAP DILUTED EPS OF $0.31

THIRD QUARTER RESULTS DRIVEN BY SOLID LOAN AND DEPOSIT GROWTH, STABLE OPERATING EXPENSES, AND STRONG ASSET QUALITY

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

Third Quarter 2022 Summary

  Earnings/Net Income:
    Diluted GAAP EPS were $0.30, unchanged on a year-over-year basis; excluding merger-related expenses, diluted EPS on a non-GAAP basis were $0.31, also unchanged on a year-over-year basis.
    Net income available to common stockholders was $144 million, up 3% on a year-over-year basis. On a non-GAAP basis, net income available to common stockholders' totaled $147 million, up 1% on a year-over-year basis.
    Pre-provision net revenue ("PPNR") was $207 million, up 5% on a year-over-year basis; excluding merger-related expenses, PPNR was $211 million, up 3% on a year-over-year basis.
  Profitability:
    Return on average assets and return on average tangible assets were 0.96% and 1.02%, respectively, for the current third quarter, compared to 1.04% and 1.08%, respectively, for the year-ago third quarter.
    Return on average common stockholders' equity and return on average tangible common stockholders' equity were 9.01% and 14.81%, respectively, for the current third quarter compared to 8.69% and 13.89%, respectively, for the year-ago third quarter.
    The current third quarter efficiency ratio was 38.57% compared to 38.84% for the third quarter of last year.
  Balance Sheet:
    Total loans held for investment rose $3.2 billion or 9% annualized to $49.0 billion compared to December 31, 2021 and increased $447 million compared to June 30, 2022.
    Multi-family loans increased $2.6 billion or 10% annualized to $37.2 billion compared to December 31, 2021 and rose $407 million compared to June 30, 2022.
    Specialty finance loans grew $755 million or 29% annualized to $4.3 billion compared to December 31, 2021 and they increased $117 million compared to June 30, 2022.
    Total deposits increased $6.6 billion or 25% annualized to $41.7 billion compared to December 31, 2021, while they rose $461 million compared to June 30, 2022.
    BaaS-related deposits increased $5.8 billion to $7.9 billion compared to December 31, 2021.
    Loan-related deposits increased $793 million or 26% annualized to $4.8 billion compared to December 31, 2021.
  Net Interest Margin/Income:
    During the current third quarter, the net interest margin ("NIM") declined 30 basis points to 2.22% compared to the prior quarter.
    Excluding the impact from prepayment income, the NIM on a non-GAAP basis was 2.15%, down 23 basis points compared to the previous quarter.
    Prepayment income declined to $10 million during the third quarter compared to $20 million in the prior quarter.
    Net interest income rose $8 million or 3% to $326 million on a year-over-year basis.
  Asset Quality:
    Our asset quality metrics remained superb as non-performing assets declined $6 million or 11% on a linked-quarter basis to $50 million or 0.08% of total assets compared to 0.09% at June 30, 2022.
    Non-performing loans decreased 10% on a linked-quarter basis to $45 million or 0.09% of total loans compared to 0.10% at June 30, 2022.
    The allowance for credit losses increased $2 million to $218 million compared to the previous quarter, representing 480% of non-performing loans and 0.45% of total loans compared to 434% and 0.45%, respectively, at June 30, 2022.

HICKSVILLE, N.Y., Oct. 26, 2022 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended September 30, 2022 of $152 million, up 2% compared to the $149 million the Company reported for the three months ended September 30, 2021. Net income available to common stockholders for the three months ended September 30, 2022 was $144 million, up 3% compared to the $140 million the Company reported for the three months ended September 30, 2021. Diluted EPS were $0.30 for the three months ended September 30, 2022, unchanged compared to the three months ended September 30, 2021.

Excluding merger-related expenses, net income on a non-GAAP basis was $155 million for the three months ended September 30, 2022, up 1% compared to non-GAAP net income of $154 million for the three months ended September 30, 2021. Net income available to common stockholders on a non-GAAP basis was $147 million, up 1% compared to $145 million on a non-GAAP basis for the three months ended September 30, 2021. Non-GAAP diluted EPS for the three months ended September 30, 2022 were $0.31, unchanged compared to the three months ended September 30, 2021.

For the nine months ended September 30, 2022, net income totaled $478 million, up 7% compared to $446 million for the nine months ended September 30, 2021. Net income available to common stockholders for the nine months ended September 30, 2022 totaled $453 million, up 8% compared to $421 million for the three months ended September 30, 2021. Diluted EPS for the nine months ended September 30, 2022 were $0.96, up 7% compared to $0.90 for the nine months ended September 30, 2021.

Excluding merger-related expenses and other one-time items, net income on a non-GAAP basis for the nine months ended September 30, 2022 was $489 million, up 6% compared to $463 million on a non-GAAP basis for the nine months ended September 30, 2021. Net income available to common stockholders on a non-GAAP basis totaled $464 million, up 6% compared to $438 million on a non-GAAP basis for the nine months ended September 30, 2021. Non-GAAP diluted EPS for the nine months ended September 30, 2022 was $0.98, up 5% compared to $0.93 non-GAAP diluted EPS for the nine months ended September 30, 2021.

CEO COMMENTARY

Commenting on the Company's third-quarter operating results and performance, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi said: "Overall, we had a solid third quarter, despite the impact from aggressive monetary policy and an inverted yield curve. We recorded very good loan and deposit growth, stellar asset quality, and stable operating expenses. In terms of our net interest margin, given the liability-sensitive nature of our balance sheet, we witnessed NIM compression. However, we still reported diluted earnings per share of $0.31 on a non-GAAP basis, excluding merger-related charges, which were in line with consensus and unchanged from the third quarter of last year. In addition, our profitability was strong with a return on average tangible assets of over 1% and a return on average tangible common equity of nearly 15%.

"We had another good quarter for loan growth, albeit lower than the double-digit growth during the last three quarters. Since the start of the year, total loans have increased $3.2 billion or 9% on an annualized basis to $49.0 billion. The majority of this growth is in our core multi-family lending segment, but we are also extremely pleased with the growth we have experienced in our specialty finance segment. Our multi-family portfolio grew $407 million compared to the previous quarter and has increased $2.6 billion or 10% annualized since the beginning of the year. At the same time, our specialty finance portfolio increased $117 million compared to the prior quarter and $755 million or 29% annualized since the beginning of the year.

"Our deposit growth continued this quarter, despite higher interest rates which led to outflows in certain categories. Total deposits increased $461 million compared to the previous quarter and are up $6.6 billion or 25% annualized year-to-date. This growth continues to be driven by our BaaS initiatives and by loan-related deposits. BaaS-related deposits now represent $7.9 billion of total deposits or 19%, while loan-related deposits are $4.8 billion or 11% of total deposits.

"Non-interest expenses declined during the quarter to $132 million, excluding approximately $4 million in merger-related expenses. This comes despite our continued investments in people and business lines.

"Our credit quality remains superb as non-performing assets declined $6 million on a linked-quarter basis and represent a mere 0.08% of total assets. We also had zero net charge-offs during the quarter. These strong asset quality metrics reflect our conservative underwriting and our historical track record of little to no losses in our core portfolios."

DIVIDEND DECLARATION

On October 25, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on last night's closing of $8.95, this represents an annualized dividend yield of 7.6%. The dividend is payable on November 17, 2022 to common stockholders of record as of November 7, 2022.

BALANCE SHEET SUMMARY

At September 30, 2022, total assets were $63.0 billion, relatively unchanged compared to the previous quarter and up $3.4 billion or 8% annualized compared to December 31, 2021. The year-to-date increase was driven primarily by loan growth and to a lesser extent, growth in the securities portfolio. The linked-quarter change was driven by loan growth offset largely by a decline in cash balances.

Total loans held for investment increased $3.2 billion or 9% annualized to $49.0 billion compared to December 31, 2021 and up $447 million compared to June 30, 2022. Loan growth continues to be driven by growth in both the multi-family and specialty finance portfolios.

During the quarter, the Company reinvested a portion of its cash position into short-term treasury securities. Accordingly, total available-for-sale securities increased $1.0 billion to $6.7 billion compared to the second quarter of the year. At the same time, the level of cash balances declined $1.6 billion to $1.7 billion compared to the second quarter.

On the liability side, total deposits increased $6.6 billion or 25% annualized to $41.7 billion compared to December 31, 2021 and rose $461 million compared to June 30, 2022. At the same time, borrowed funds declined $2.8 billion or 22% annualized to $13.8 billion compared to December 31, 2021 and $509 million compared to June 30, 2022.

Loans

At September 30, 2022, the multi-family loan portfolio totaled $37.2 billion, representing strong growth both on a year-to-date and linked-quarter basis. Multi-family loans increased $2.6 billion or 10% annualized compared to December 31, 2021 and $407 million compared to June 30, 2022.

Specialty finance loans also continued to increase, growing $755 million or 29% annualized to $4.3 billion compared to December 31, 2021 and $117 million compared to June 30, 2022. As of September 30, 2022, total commitments in the specialty finance segment were $7.3 billion, up 11% compared to $6.6 billion at June 30, 2022. Of the third-quarter 2022 amount, 78% or $5.7 billion are structured as floating rate obligations, which have and continue to favorably impact us in a rising rate environment.

Originations

Loan originations for the three months ended September 30, 2022 totaled $3.8 billion, up 27% compared to the three months ended September 30, 2021, but down 29% compared to the record amount the Company originated during the three months ended June 30, 2022. The linked-quarter decline was partially due to seasonal factors.

During the current third quarter, multi-family originations totaled $1.7 billion, down slightly compared to the year-ago third quarter and down $1.2 billion compared to the record second-quarter results. Specialty finance originations totaled $1.6 billion during the third quarter of 2022, up nearly double compared to the third quarter of last year and down $317 million or 17% compared to the second quarter of this year.

For the nine months ended September 30, 2022, loan originations totaled $12.6 billion, up $4 billion or 47% compared to the nine months ended September 30, 2021. Multi-family loan originations increased 32% to $7.1 billion while specialty finance originations more than doubled to $4.1 billion.

Third-quarter 2022 originations exceeded the prior quarter's pipeline of $2.5 billion by $1.2 billion or 147%.

Pipeline

The current pipeline heading into the fourth quarter of the 2022 stands at $2.3 billion. Approximately 87% of the pipeline represents new money to the Bank. The current pipeline includes $1.0 billion of multi-family loans, $410 million of CRE loans, and $692 million of specialty finance loans.

Asset Quality

Non-Performing Assets

The Company's asset quality during the third quarter continues to be strong. Non-performing assets at September 30, 2022 declined $6 million or 11% to $50 million compared to June 30, 2022. This represents 0.08% of total assets compared to 0.09% at June 30, 2022. Total non-performing loans declined 10% to $45 million at September 30, 2022 compared to $50 million at June 30, 2022 and now represent 0.09% of total loans compared to 0.10% of total loans at June 30, 2022. Repossessed assets, consisting primarily of repossessed taxi medallion loans were $5 million at September 30, 2022, down $1 million as compared to June 30, 2022. Total loans 30 to 89 days past due increased $9 million to $39 million at September 30, 2022 compared to June 30, 2022.

Allowance for Credit Losses

At September 30, 2022, the ACL was $218 million, up $2 million compared to June 30, 2022, and up $19 million compared to December 31, 2021. At September 30, 2022, the ACL represented 480.22% of NPLs and 0.45% of total loans compared to 434.11% of NPLs and 0.45% of total loans at June 30, 2022, and 611.79% of NPLs and 0.44% of total loans at December 31, 2021.

Deposits

As of September 30, 2022, deposits totaled $41.7 billion, up $6.6 billion or 25% annualized compared to December 31, 2021 and up $461 million compared to June 30, 2022. The strong increase on a year-to-date basis was driven by growth in the Company's Banking as a Service ("BaaS") initiative and growth in loan-related deposits. This growth moderated during the current third quarter due to seasonally lower loan growth and the impact of higher market interest rates.

Our BaaS deposits fall into three verticals: traditional BaaS; banking as a service for government agencies, including various municipalities and the U.S. Treasury's prepaid debit card program; and mortgage as a service, catering to mortgage companies, and consisting of escrow deposit accounts for principal, interest payments, and tax payments. At September 30, 2022, traditional BaaS deposits totaled $5.3 billion, government BaaS deposits totaled $579 million, and mortgage as a service deposits totaled $2.0 billion.

On a year-to-date basis, loan-related deposits are up $793 million or 26% annualized on a year-to-date basis. Additionally, business operating accounts with a weighted average cost of 61 basis points make up 32% of total loan-related deposits.

CAPITAL POSITION

The Company's regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification. The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	September 30,	June 30,	September 30,
	2022	2022	2021
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.24%	9.16%	9.92%
Tier 1 risk-based capital ratio	10.29	10.22	11.13
Total risk-based capital ratio	12.06	12.00	13.11
Leverage capital ratio	8.06	8.13	8.50
New York Community Bank
Common equity tier 1 ratio	11.39%	11.26%	12.32%
Tier 1 risk-based capital ratio	11.39	11.26	12.32
Total risk-based capital ratio	11.82	11.69	12.76
Leverage capital ratio	8.92	8.96	9.41

(1) The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Net Interest Income

For the three months ended September 30, 2022, net interest income increased $8 million or 3% to $326 million on a year-over-year basis, but decreased $33 million or 9% on a linked-quarter basis. While interest income rose both on a year-over-year basis, the aggressive pace of interest rate increases during the past quarter led to a significant increase in interest expense. This was due to both an increase in the average balance of interest-bearing liabilities along with a higher cost of funds.

Average interest-earnings assets increased 13% on a year-over-year basis and 3% on a linked-quarter basis to $58.6 billion, primarily driven by growth in average loans. This was accompanied by a 27 basis point increase in the average yield to 3.47% on a year-over-year basis and a 15 basis point increase on a linked-quarter basis. This improvement was partly offset by a 54 basis point year-over-year increase and a 49 basis point linked-quarter increase to 1.41% in the average cost of funds, along with a 15% year-over-year increase and a 4% linked-quarter increase in average interest-bearing liabilities to $51.6 billion.

				September 30, 2022
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Total interest income	$509	$473	$415	8%	23%
Total interest expense	183	114	97	61%	89%
Net interest income	326	359	318	-9%	3%
Less:
Total prepayment income	10	20	16	-50%	-38%
Net interest income excluding prepayment income	$316	$339	$302	-7%	5%

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021	% Change
(dollars in millions)
Total interest income	$1,411	$1,269	11%
Total interest expense	394	302	30%
Net interest income	1,017	967	5%
Less:
Total prepayment income	42	63	-33%
Net interest income excluding prepayment income	$975	$904	8%

Net Interest Margin

For the three months ended September 30, 2022, the NIM declined 30 basis points to 2.22% compared to the previous quarter and declined 22 basis points compared to the third quarter of 2021. Prepayment income contributed seven basis points to the current quarter's NIM, compared to 14 basis points in the previous quarter and 12 basis points compared to the third quarter of 2021. Excluding the impact from prepayment income, the third quarter NIM on a non-GAAP basis was 2.15%, down 23 basis points compared to the previous quarter and down 17 basis points compared to the year-ago third quarter.

For the nine months ended September 20, 2022, the NIM was 2.39%, down nine basis points compared to 2.48% for the nine months ended September 30, 2021. Prepayment income totaled $42 million compared to $63 million in the year-ago period, and contributed 10 basis points to the NIM compared to 16 basis points in the year-ago period. Excluding the impact from prepayment income, the NIM, on a non-GAAP basis was 2.29% for the nine months ended September 30, 2022, down three basis points compared to the nine months ended September 30, 2021.

Provision for (Recovery of) Credit Losses

For the three months ended September 30, 2022, the provision for credit losses totaled $2 million compared to a recovery of credit losses of $1 million in the year-ago quarter and a provision of $9 million in the previous quarter of 2022. During the current third quarter, we recorded net charge-offs of zero, unchanged compared to the year-ago quarter and compared to a $7 million net recovery during second-quarter 2022.

For the nine months ended September 30, 2022, the provision for credit losses totaled $9 million compared to a net recovery of credit losses of $1 million for the nine months ended September 30, 2021. On a year-to-date basis, we recorded a net recovery of $5 million compared to a net recovery of $7 million for 2021 year-to-date.

Pre-Provision Net Revenue

The tables below detail the Company's PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended September 30, 2022, PPNR rose $9 million or 5% on a year-over-year basis, but down $32 million or 13% on a linked-quarter basis. The current third quarter includes $4 million of merger-related expenses compared to $6 million in the year-ago quarter and $4 million in the prior quarter. Excluding this item, PPNR for the three months ended September 30, 2022 increased $7 million or 3% on a year-over-year basis to $211 million, but declined $32 million or 13% on a linked-quarter basis.

For the nine months ended September 30, 2022, PPNR increased $45 million or 7% to $651 million compared to the nine months ended September 30, 2021. Included in the 2022 year-to-date period are $15 million of merger-related expenses compared to $16 million in the 2021 year-to-date period. Excluding this item, PPNR for the nine months ended September 30, 2022 totaled $666 million, up $44 million or 7% compared to the nine months ended September 30, 2021.

				September 30, 2022
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$326	$359	$318	-9%	3%
Non-interest income	17	18	15	-6%	13%
Total revenues	343	377	333	-9%	3%
Total non-interest expense	136	138	135	-1%	1%
Pre - provision (recovery of) for net revenue (PPNR)	207	239	198	-13%	5%
Provision (Recovery of) for credit losses	2	9	(1)	-78%	N/M
Income before taxes	205	230	199	-11%	3%
Income tax expense	53	59	50	-10%	6%
Net Income	152	171	149	-11%	2%
Preferred stock dividends	8	8	9	0%	-11%
Net income available to common stockholders	$144	$163	$140	-12%	3%

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021	% Change
(dollars in millions)
Net interest income	$1,017	$967	5%
Non-interest income	49	45	9%
Total revenues	1,066	1,012	5%
Total non-interest expense	415	406	2%
Pre-provision for net revenue (PPNR)	651	606	7%
Provision (Recovery of) for credit losses	9	(1)	N/M
Income before taxes	642	607	6%
Income tax expense	164	161	2%
Net Income	478	446	7%
Preferred stock dividends	25	25	0%
Net income available to common stockholders	$453	$421	8%

Non-Interest Income

For the three months ended September 30, 2022, non-interest income totaled $17 million, up $2 million or 13% compared to the third quarter of 2021, but down $1 million or 6% compared to the second quarter of 2022. The current third quarter includes net losses on securities of $1 million compared to no such net gains or losses on securities in either the prior-quarter or the year-ago quarter. The prior quarter included a $1.7 million gain on the sale of the Company's former headquarters building in Westbury, N.Y.

For the nine-months ended September 30, 2022, non-interest income totaled $49 million, up $4 million or 9% compared to the nine months ended September 30, 2021. Included in the current year-to-date period is a $2 million net loss on securities compared to no such gain or loss in the year-ago year-to-date period. Also included in the current year-to-date period is the previously mentioned gain on the sale of the Company's former headquarters building.

Non-Interest Expense

For the three months ended September 30, 2022, total non-interest expenses were $136 million, up 1% compared to the $135 million reported for the three months ended September 30, 2021, but down 1% compared to the $138 million reported during the three months ended June 30, 2022. Included in the current third quarter are $4 million in merger-related expenses, unchanged compared to second-quarter 2022, but down 33% compared to $6 million during the third-quarter 2021. Excluding this item, total operating expenses for the three months ended September 30, 2022 were $132 million, down $2 million or 1% compared to the previous quarter, but up $3 million or 2% compared to the year-ago quarter. The efficiency ratio during the current third quarter was 38.57% compared to 35.57% during second-quarter 2022 and 38.84% during the year-ago third quarter.

For the nine-months ended September 30, 2022, non-interest expense totaled $415 million, up $9 million or 2% compared to the nine months ended September 30, 2021. Merger-related expenses for the nine months ended September 30, 2022 totaled $15 million compared to $16 million for the nine months ended September 30, 2021. Excluding the impact of merger-related expenses, total operating expenses for the nine months ended September 30, 2022 were $400 million, up $10 million or 3% compared to $390 million for the nine months ended September 30, 2021. The efficiency ratio for the nine months ended September 30, 2022 was 37.53% compared to 38.58% during the nine months ended September 30, 2021.

Income Taxes

For the three months ended September 30, 2022, income tax expense totaled $53 million, reflecting an effective tax rate of 25.66% compared to income tax expense of $59 million with an effective tax rate of 25.60% in the previous quarter and income tax expense of $50 million, reflecting an effective tax rate of 25.19% in the year-ago quarter. The linked-quarter decrease in our income tax expense was driven primarily by a lower amount of pre-tax income.

For the nine-months ended September 30, 2022, total income tax expense was $164 million, up slightly compared to total income tax expense of $161 million for the nine months ended September 30, 2021. This represents an effective tax rate of 25.48% and 26.48%, respectively, for the nine months ended September 30, 2022 and 2021, respectively.

The year-ago nine-month period included $2 million of income tax expense due to the revaluation of deferred taxes related to a change in the New York State tax rate.

About New York Community Bancorp, Inc.

Based in Hicksville, N.Y., New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At September 30, 2022, the Company reported assets of $63.0 billion, loans of $49.0 billion, deposits of $41.7 billion, and stockholders' equity of $6.7 billion. Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

In January 2022, the Company announced a Community Benefits Agreement in collaboration with the National Community Reinvestment Coalition ("NCRC") and its members. Under the NCRC agreement, NYCB has committed to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income families and communities, and small businesses. The five-year agreement is subject to the closing of NYCB's pending merger with Flagstar Bancorp, Inc.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, October 26, 2022, at 8:30 a.m. (Eastern Time) to discuss its third quarter 2022 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 30, 2022 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13733508. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 23, 2022.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to the pending merger with Flagstar Bancorp, Inc. and the strategic relationship with Figure Technologies, Inc.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our pending merger with Flagstar Bancorp and our strategic relationship with Figure Technologies, Inc.: the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the pending transactions to terminate the agreements governing such transactions; the outcome of any legal proceedings that may be instituted against the Company or any other party to the transactions; the possibility that the proposed transactions will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the possibility that the anticipated benefits of the proposed transactions will not be realized when expected or at all; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the proposed transactions within the expected timeframes or at all; revenues following the proposed transactions may be lower than expected; and there can be no assurance that the Community Benefits Agreement entered into with NCRC, which is contingent upon the closing of the Company's pending merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10–K for the year ended December 31, 2021 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	September 30,	December 31,
	2022	2021
	(unaudited)
(dollars in millions, except share data)
Assets
Cash and cash equivalents	$1,700	$2,211
Securities:
Available-for-sale	6,689	5,780
Equity investments with readily
determinable fair values, at fair value	14	16
Total securities	6,703	5,796
Mortgage loans held for investment:
Multi-family	37,204	34,628
Commercial real estate	6,607	6,701
One-to-four family	123	160
Acquisition, development, and construction	203	209
Total mortgage loans held for investment	44,137	41,698
Other loans and leases held for investment:
Specialty Finance	4,263	3,508
Commercial and industrial	578	526
Other loans	6	6
Total other loans and leases held for investment	4,847	4,040
Total loans and leases held for investment	48,984	45,738
Less: Allowance for credit losses on loans and leases	(218)	(199)
Total loans and leases held for investment, net	48,766	45,539
Federal Home Loan Bank stock, at cost	630	734
Premises and equipment, net	250	270
Operating lease right-of-use assets	227	249
Goodwill	2,426	2,426
Other assets	2,254	2,302
Total assets	$62,956	$59,527
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$19,897	$13,209
Savings accounts	8,860	8,892
Certificates of deposit	9,109	8,424
Non-interest-bearing accounts	3,839	4,534
Total deposits	41,705	35,059
Borrowed funds:
Wholesale borrowings	13,140	15,905
Junior subordinated debentures	361	361
Subordinated notes	297	296
Total borrowed funds	13,798	16,562
Operating lease liabilities	227	249
Other liabilities	480	613
Total liabilities	56,210	52,483
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and
490,439,070 shares issued; and 466,136,056 and 465,015,643 shares outstanding, respectively)	5	5
Paid-in capital in excess of par	6,121	6,126
Retained earnings	957	741
Treasury stock, at cost (24,303,014 and 25,423,427 shares, respectively)	(238)	(246)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(612)	(45)
Pension and post-retirement obligations, net of tax	(30)	(31)
Net unrealized gain (loss) on cash flow hedges, net of tax	40	(9)
Total accumulated other comprehensive loss, net of tax	(602)	(85)
Total stockholders' equity	6,746	7,044
Total liabilities and stockholders' equity	$62,956	$59,527

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$442	$424	$376	$1,259	$1,145
Securities and money market investments	67	49	39	152	124
Total interest income	509	473	415	1,411	1,269

Interest Expense:
Interest-bearing checking and money market accounts	72	24	8	104	24
Savings accounts	15	10	7	33	20
Certificates of deposit	23	12	11	46	43
Borrowed funds	73	68	71	211	215
Total interest expense	183	114	97	394	302
Net interest income	326	359	318	1,017	967
Provision (Recovery of) for credit losses	2	9	(1)	9	(1)
Net interest income after provision (recovery of) for credit losses	324	350	319	1,008	968

Non-Interest Income:
Fee income	5	6	6	17	17
Bank-owned life insurance	10	7	7	24	22
Net losses on securities	(1)	-	-	(2)	-
Other income	3	5	2	10	6
Total non-interest income	17	18	15	49	45

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79	79	77	238	229
Occupancy and equipment	22	22	22	67	65
General and administrative	31	33	30	95	96
Total operating expenses	132	134	129	400	390
Merger-related expenses	4	4	6	15	16
Total non-interest expense	136	138	135	415	406
Income before income taxes	205	230	199	642	607
Income tax expense	53	59	50	164	161
Net Income	152	171	149	478	446
Preferred stock dividends	8	8	9	25	25
Net income available to common stockholders	$144	$163	$140	$453	$421

Basic earnings per common share	$0.31	$0.34	$0.30	$0.96	$0.90
Diluted earnings per common share	$0.30	$0.34	$0.30	$0.96	$0.90

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in millions)	2022	2022	2021	2022	2021
Total Stockholders' Equity	$6,746	$6,824	$6,967	$6,746	$6,967
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders' equity	$3,817	$3,895	$4,038	$3,817	$4,038

Total Assets	$62,956	$63,093	$57,890	$62,956	$57,890
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Tangible Assets	$60,530	$60,667	$55,464	$60,530	$55,464

Average common stockholders' equity	$6,389	$6,398	$6,474	$6,443	$6,404
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible common stockholders' equity	$3,963	$3,972	$4,048	$4,017	$3,978

Average Assets	$63,269	$61,988	$57,307	$61,729	$57,246
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible assets	$60,843	$59,562	$54,881	$59,303	$54,820

GAAP MEASURES:
Return on average assets (1)	0.96%	1.10%	1.04%	1.03%	1.04%
Return on average common stockholders' equity (2)	9.01	10.18	8.69	9.39	8.77
Book value per common share	$13.39	$13.56	$13.90	$13.39	$13.90
Common stockholders' equity to total assets	9.92	10.02	11.17	9.92	11.17
NON-GAAP MEASURES:
Return on average tangible assets (1)	1.02%	1.17%	1.08%	1.10%	1.08%
Return on average tangible common stockholders' equity (2)	14.81	16.73	13.89	15.43	14.12
Tangible book value per common share	$8.19	$8.35	$8.68	$8.19	$8.68
Tangible common stockholders' equity to tangible assets	6.31	6.42	7.28	6.31	7.28

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders' equity recorded during that period.

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses related to our pending merger with Flagstar, the CARES Act-related tax benefit, and the revaluation of deferred taxes related to New York State tax rate changes are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in millions, except per share data)	2022	2021	2022	2021
Net income - GAAP	$152	$149	$478	$446
Merger-related expenses, net of tax(1)	3	5	11	15
Revaluation of deferred taxes related to New York State tax rate change	—	—	—	2
Net income - non-GAAP	155	154	489	463
Preferred stock dividends	8	9	25	25
Net income available to common stockholders - non-GAAP	$147	$145	$464	$438

Diluted earnings per common share - GAAP	$0.30	$0.30	$0.96	$0.90
Diluted earnings per common share - non-GAAP	$0.31	$0.31	$0.98	$0.93

(1) Certain merger-related expenses are non-deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related expenses are non-GAAP financial measures. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding merger-related expenses to the comparable GAAP financial measures of net income for the stated periods:

				September 30, 2022
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$326	$359	$318	-9%	3%
Non-interest income	17	18	15	-6%	13%
Total revenues	343	377	333	-9%	3%
Total non-interest expense	136	138	135	-1%	1%
Pre - provision (recovery of) for net revenue (non-GAAP)	207	239	198	-13%	5%
Merger-related expenses	4	4	6	0%	-33%
Pre - provision (recovery of) for net revenue excluding merger- related expenses (non-GAAP)	211	243	204	-13%	3%
Provision (Recovery of) for credit losses	2	9	(1)	-78%	-300%
Merger-related expenses	4	4	6	0%	-33%
Income before taxes	205	230	199	-11%	3%
Income tax expense	53	59	50	-10%	6%
Net Income (GAAP)	$152	$171	$149	-11%	2%

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021	% Change
(dollars in millions)
Net interest income	$1,017	$967	5%
Non-interest income	49	45	9%
Total revenues	1,066	1,012	5%
Total non-interest expense	415	406	2%
Pre-provision for net revenue (non-GAAP)	651	606	7%
Merger-related expenses	15	16	-6%
Pre-provision net revenue excluding merger-related expenses (non-GAAP)	666	622	7%
Provision (Recovery of) for credit losses	9	(1)	NM
Merger-related expenses	15	16	-6%
Income before taxes	642	607	6%
Income tax expense	164	161	2%
Net Income (GAAP)	$478	$446	7%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$48,495	$442	3.64%	$47,144	$424	3.61%	$43,159	$376	3.48%
Securities	7,368	51	2.74	6,676	40	2.40	6,657	37	2.21
Interest-earning cash and cash equivalents	2,713	16	2.38	3,209	9	1.04	2,109	2	0.40
Total interest-earning assets	58,576	$509	3.47	57,029	$473	3.32	51,925	$415	3.20
Non-interest-earning assets	4,693			4,959			5,382
Total assets	$63,269			$61,988			$57,307
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$19,443	$72	1.47%	$17,456	$24	0.55%	$12,783	$8	0.23%
Savings accounts	9,297	15	0.69	9,228	10	0.41	7,974	7	0.36
Certificates of deposit	8,416	23	1.07	8,102	12	0.62	8,716	11	0.53
Total interest-bearing deposits	37,156	110	1.18	34,786	46	0.53	29,473	26	0.35
Borrowed funds	14,483	73	2.00	15,009	68	1.81	15,529	71	1.84
Total interest-bearing liabilities	51,639	$183	1.41	49,795	$114	0.92	45,002	$97	0.87
Non-interest-bearing deposits	4,037			4,568			4,462
Other liabilities	701			724			866
Total liabilities	56,377			55,087			50,330
Stockholders' equity	6,892			6,901			6,977
Total liabilities and stockholders' equity	$63,269			$61,988			$57,307
Net interest income/interest rate spread		$326	2.06%		$359	2.40%		$318	2.33%
Net interest margin			2.22%			2.52%			2.44%
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.15x			1.15x

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$47,158	$1,259	3.56%	$42,905	$1,145	3.56%
Securities	6,864	125	2.43	6,655	118	2.38
Interest-earning cash and cash equivalents	2,714	27	1.30	2,454	6	0.31
Total interest-earning assets	56,736	$1,411	3.32	52,014	$1,269	3.25
Non-interest-earning assets	4,993			5,232
Total assets	$61,729			$57,246
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$16,915	$104	0.82%	$12,703	$24	0.25%
Savings accounts	9,245	33	0.49	7,396	20	0.36
Certificates of deposit	8,197	46	0.75	9,280	43	0.63
Total interest-bearing deposits	34,357	183	0.71	29,379	87	0.40
Borrowed funds	15,344	211	1.84	15,748	215	1.83
Total interest-bearing liabilities	49,701	$394	1.06	45,127	$302	0.90
Non-interest-bearing deposits	4,332			4,402
Other liabilities	750			810
Total liabilities	54,783			50,339
Stockholders' equity	6,946			6,907
Total liabilities and stockholders' equity	$61,729			$57,246
Net interest income/interest rate spread		$1,017	2.26%		$967	2.35%
Net interest margin			2.39%			2.48%
Ratio of interest-earning assets to interest-bearing liabilities			1.14x			1.15x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in millions except share and per share data)	2022	2022	2021	2022	2021
PROFITABILITY MEASURES:
Net income	$152	$171	$149	$478	$446
Net income available to common stockholders	144	163	140	453	421
Basic earnings per common share	0.31	0.34	0.30	0.96	0.90
Diluted earnings per common share	0.30	0.34	0.30	0.96	0.90
Return on average assets	0.96%	1.10%	1.04%	1.03%	1.04%
Return on average tangible assets (1)	1.02	1.17	1.08	1.10	1.08
Return on average common stockholders' equity	9.01	10.18	8.69	9.39	8.77
Return on average tangible common stockholders' equity (1)	14.81	16.73	13.89	15.43	14.12
Efficiency ratio (2)	38.57	35.57	38.84	37.53	38.58
Operating expenses to average assets	0.83	0.86	0.90	0.86	0.91
Interest rate spread	2.06	2.40	2.33	2.26	2.35
Net interest margin	2.22	2.52	2.44	2.39	2.48
Effective tax rate	25.66	25.60	25.19	25.48	26.48
Shares used for basic common EPS computation	465,115,180	465,811,096	464,047,337	465,354,754	463,813,827
Shares used for diluted common EPS computation	466,094,357	466,800,072	464,881,949	466,280,938	464,558,119
Common shares outstanding at the respective
period-ends	466,136,056	466,243,078	465,020,799	466,136,056	465,020,799

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	September 30,	June 30,	September 30,
	2022	2022	2021
CAPITAL MEASURES:
Book value per common share	$13.39	$13.56	$13.90
Tangible book value per common share (1)	8.19	8.35	8.68
Common stockholders' equity to total assets	9.92%	10.02%	11.17%
Tangible common stockholders' equity to tangible assets (1)	6.31	6.42	7.28

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 10 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				September 30, 2022
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021

(dollars in millions, except share data)
Assets
Cash and cash equivalents	$1,700	$3,277	$2,522	-48%	-33%
Securities:
Available-for-sale	6,689	5,664	5,898	18%	13%
Equity investments with readily
determinable fair values, at fair value	14	14	16	0%	-13%
Total securities	6,703	5,678	5,914	18%	13%
Mortgage loans held for investment:
Multi-family	37,204	36,797	32,863	1%	13%
Commercial real estate	6,607	6,715	6,718	-2%	-2%
One-to-four family	123	129	171	-5%	-28%
Acquisition, development, and construction	203	195	198	4%	3%
Total mortgage loans held for investment	44,137	43,836	39,950	1%	10%
Other loans and leases held for investment:
Specialty Finance	4,263	4,146	3,171	3%	34%
Commercial and industrial	578	549	560	5%	3%
Other loans	6	6	6	0%	0%
Total other loans and leases held for investment	4,847	4,701	3,737	3%	30%
Total loans and leases held for investment	48,984	48,537	43,687	1%	12%
Less: Allowance for credit losses on loans and leases	(218)	(216)	(200)	1%	9%
Total loans and leases held for investment and held for sale, net	48,766	48,321	43,487	1%	12%
Federal Home Loan Bank stock, at cost	630	635	684	-1%	-8%
Premises and equipment, net	250	252	274	-1%	-9%
Operating lease right-of-use assets	227	232	252	-2%	-10%
Goodwill	2,426	2,426	2,426	0%	0%
Other assets	2,254	2,272	2,331	-1%	-3%
Total assets	$62,956	$63,093	$57,890	0%	9%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$19,897	$19,189	$13,028	4%	53%
Savings accounts	8,860	9,580	7,979	-8%	11%
Certificates of deposit	9,109	8,090	8,724	13%	4%
Non-interest-bearing accounts	3,839	4,385	4,890	-12%	-21%
Total deposits	41,705	41,244	34,621	1%	20%
Borrowed funds:
Wholesale borrowings	13,140	13,650	14,778	-4%	-11%
Junior subordinated debentures	361	361	360	0%	0%
Subordinated notes	297	296	296	0%	0%
Total borrowed funds	13,798	14,307	15,434	-4%	-11%
Operating lease liabilities	227	232	252	-2%	-10%
Other liabilities	480	486	616	-1%	-22%
Total liabilities	56,210	56,269	50,923	0%	10%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; Series A)	503	503	503	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized)	5	5	5	0%	0%
Paid-in capital in excess of par	6,121	6,114	6,119	0%	0%
Retained earnings	957	893	678	7%	41%
Treasury stock, at cost	(238)	(238)	(246)	0%	-3%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(612)	(436)	(22)	40%	NM
Pension and post-retirement obligations, net of tax	(30)	(31)	(52)	-3%	-42%
Net unrealized gain (loss) on cash flow hedges, net of tax	40	14	(18)	186%	-322%
Total accumulated other comprehensive loss, net of tax	(602)	(453)	(92)	33%	554%
Total stockholders' equity	6,746	6,824	6,967	-1%	-3%
Total liabilities and stockholders' equity	$62,956	$63,093	$57,890	0%	9%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

				September 30, 2022
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$442	$424	$376	4%	18%
Securities and money market investments	67	49	39	37%	72%
Total interest income	509	473	415	8%	23%

Interest Expense:
Interest-bearing checking and money market accounts	72	24	8	200%	800%
Savings accounts	15	10	7	50%	114%
Certificates of deposit	23	12	11	92%	109%
Borrowed funds	73	68	71	7%	3%
Total interest expense	183	114	97	61%	89%
Net interest income	326	359	318	-9%	3%
Provision (Recovery of) for credit losses	2	9	(1)	-78%	-300%
Net interest income after provision (recovery of) for credit losses	324	350	319	-7%	2%

Non-Interest Income:
Fee income	5	6	6	-17%	-17%
Bank-owned life insurance	10	7	7	43%	43%
Net losses on securities	(1)	-	-	NM	NM
Other income	3	5	2	-40%	50%
Total non-interest income	17	18	15	-6%	13%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	79	79	77	0%	3%
Occupancy and equipment	22	22	22	0%	0%
General and administrative	31	33	30	-6%	3%
Total operating expenses	132	134	129	-1%	2%
Merger-related expenses	4	4	6	0%	-33%
Total non-interest expense	136	138	135	-1%	1%
Income before income taxes	205	230	199	-11%	3%
Income tax expense	53	59	50	-10%	6%
Net Income	152	171	149	-11%	2%
Preferred stock dividends	8	8	9	0%	-11%
Net income available to common stockholders	$144	$163	$140	-12%	3%

Basic earnings per common share	$0.31	$0.34	$0.30	-9%	3%
Diluted earnings per common share	$0.30	$0.34	$0.30	-12%	0%
Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						September 30, 2022 compared to
	September 30,		June 30,		September 30,		June 30,		September 30,
	2022		2022		2021		2022		2021
(dollars in millions)
Total Interest Income	$509		$473		$415		8%		23%
Prepayment Income:
Loans	$10		$19		$15		-47%		-33%
Securities	—		1		1		-100%		-100%
Total prepayment income	$10		$20		$16		-50%		-38%
GAAP Net Interest Margin	2.22%		2.52%		2.44%		-30	bp	-22	bp
Adjustments:
Less prepayment income from loans	-7	bp	-13	bp	-11	bp	6	bp	4	bp
Less prepayment income from securities	—		-1		-1		1	bp	1	bp
Total prepayment income contribution to net interest margin	-7	bp	-14	bp	-12	bp	7	bp	5	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.15%		2.38%		2.32%		-23	bp	-17	bp

	For the Nine Months Ended
	September 30,		September 30,
	2022		2021		% Change
(dollars in millions)
Total Interest Income	$1,411		$1,269		11%
Prepayment Income:
Loans	$40		$56		-29%
Securities	2		7		-71%
Total prepayment income	$42		$63		-33%
GAAP Net Interest Margin	2.39%		2.48%		-9	bp
Adjustments:			.
Less prepayment income from loans	-9	bp	-14	bp	5	bp
Less prepayment income from securities	-1		-2		1	bp
Total prepayment income contribution to net interest margin	-10	bp	-16	bp	6	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.29%		2.32%		-3	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison to, our peers.
NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

				September 30, 2022
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$1,716	$2,939	$1,796	-42%	-4%
Commercial real estate	243	213	143	14%	70%
One-to-four family residential	13	82	70	-84%	-81%
Acquisition, development, and construction	11	32	18	-66%	-39%
Total mortgage loans originated for investment	1,983	3,266	2,027	-39%	-2%

Other Loans Originated for Investment:
Specialty Finance	1,560	1,877	796	-17%	96%
Other commercial and industrial	215	116	127	85%	69%
Other	2	1	2	100%	0%
Total other loans originated for investment	1,777	1,994	925	-11%	92%
Total Loans Originated for Investment	$3,760	$5,260	$2,952	-29%	27%

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021	% Change
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$7,065	$5,341	32%
Commercial real estate	737	655	13%
One-to-four family residential	157	138	14%
Acquisition, development, and construction	83	94	-12%
Total mortgage loans originated for investment	8,042	6,228	29%

Other Loans Originated for Investment:
Specialty Finance	4,075	1,943	110%
Other commercial and industrial	433	383	13%
Other	5	5	0%
Total other loans originated for investment	4,513	2,331	94%
Total Loans Originated for Investment	$12,555	$8,559	47%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

The following table presents the Company's non-performing loans and assets at the respective dates:

				September 30, 2022
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
(dollars in millions)	2022	2022	2021	2022	2021
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$13	$18	$8	-28%	63%
Commercial real estate	28	27	12	4%	133%
One-to-four family residential	1	—	1	NM	NM
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	42	45	21	-7%	100%
Other non-accrual loans (1)	3	5	7	-40%	-57%
Total non-performing loans	45	50	28	-10%	61%
Repossessed assets (2)	5	6	9	-17%	-44%
Total non-performing assets	$50	$56	$37	-11%	35%

(1) Includes $3 million, $4 million and $7 million of non-accrual taxi medallion-related loans at September 30, 2022, June 30, 2022, and September 30, 2021, respectively.
(2) Includes $4 million, $4 million and $5 million of repossessed taxi medallions at September 30, 2022,
June 30, 2022 and September 30, 2021, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	September 30,	June 30,	September 30,
	2022	2022	2021

Non-performing loans to total loans	0.09%	0.10%	0.06%
Non-performing assets to total assets	0.08	0.09	0.06
Allowance for losses on loans to non-performing loans	480.22	434.11	711.96
Allowance for losses on loans to total loans	0.45	0.45	0.46

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				September 30, 2022
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Loans 30 to 89 Days Past Due:
Multi-family	$31	$20	$426	55%	-93%
Commercial real estate	1	1	11	0%	-91%
One-to-four family residential	7	7	10	0%	-30%
Acquisition, development, and construction	—	—	—	NM	NM
Other	—	2	—	NM	NM
Total loans 30 to 89 days past due	$39	$30	$447	30%	-91%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
(dollars in millions)
Charge-offs:
Multi-family	$1	$—	$—	$1	$1
Commercial real estate	—	—	—	4	—
One-to-four family residential	—	—	1	—	1
Acquisition, development and construction	—	—	—	—	—
Other (1)	—	—	—	—	4
Total charge-offs	$1	$—	$1	$5	$6

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	(4)	—	(4)	(2)
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Other (1)	(1)	(3)	(1)	(6)	(11)
Total recoveries	(1)	(7)	(1)	(10)	(13)

Net charge-offs (recoveries)	$—	$(7)	$—	$(5)	$(7)

Net charge-offs (recoveries) to average loans (2)	0.00%	(0.01)%	0.00%	(0.01)%	(0.02)%

(1) Includes taxi medallion loans of $(1) million, $(3) million and $(1) million respectively for the three months ended September 31, 2022,
June 30, 2022, and September 30, 2021, and $(6) million and $0 million, respectively for the nine months ended September 30, 2022 and 2021.
(2) Three and six months ended presented on a non-annualized basis.